Exhibit 99.1

GS Financial Corp. Declares Dividend

METAIRIE, La., April 27, 2010 -- Albert J. Zahn, Jr., Chairman of the Board of Directors of GS Financial Corp.  (Nasdaq: GSLA), holding company for Guaranty Savings Bank, announced that the Board of Directors, at its meeting on April 27, 2010, declared a quarterly cash dividend of $.10 per share.  The dividend is payable to shareholders of record as of May 10, 2010 and will be paid on May 21, 2010.

GS Financial Corp. provides community banking services through its wholly-owned subsidiary, Guaranty Savings Bank, a Louisiana chartered savings association, in the metropolitan New Orleans area.

Contact:	GS Financial Corp.
Stephen E. Wessel
Lettie Moll
(504) 457-6220